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                                  Exhibit 99.1

                          BEACON CAPITAL PARTNERS, INC.
                               One Federal Street
                           Boston, Massachusetts 02110
                                 (617) 457-0400


Contact:   Randy J. Parker                                 FOR IMMEDIATE RELEASE
           Chief Financial Officer

             CYPRESS COMMUNICATIONS LAUNCHES INITIAL PUBLIC OFFERING

BOSTON, February 10, 2000 - Beacon Capital Partners, Inc. announced today that Cypress Communications, Inc., a company in which Beacon affiliates own a 9.5% interest, successfully launched its initial public offering. Cypress commenced trading on NASDAQ today under the symbol CYCO.

Beacon Capital Partners invested an aggregate amount of $11 million in Cypress during 1998 and 1999 in the form of preferred stock. On January 3, 2000 Beacon Capital Partners distributed all of the shares of preferred stock of Cypress into a Voting Trust. The beneficiaries of the Voting Trust are the shareholders and unitholders of Beacon Capital Partners of record as of January 5, 2000. The distribution was treated as a non-cash dividend from Beacon Capital Partners, valued at approximately $.753 per Beacon share. Each share of Beacon Capital Partners common stock received .039632295 interests in the Cypress Voting Trust.

In conjunction with the initial public offering, each share of Cypress preferred stock converts into 4.5 shares of Cypress common stock. Following the conversion, each unit in the Cypress Voting Trust will also represent one share of Cypress common stock. Beacon Capital Partners shareholders can determine the number of Cypress common shares that they beneficially own through the voting trust by multiplying the number of Beacon Capital Partners shares (that they held on January 5, 2000) by .039632295 and then multiplying that number by 4.5. (For example: 1,000 Beacon Capital Partners shares times .039632295 times 4.5 =
178.35 common shares of Cypress).

BEACON CAPITAL PARTNERS SHAREHOLDERS ARE REMINDED THAT THESE CYPRESS SHARES ARE HELD IN A VOTING TRUST AND ARE SUBJECT TO THE TERMS AND RESTRICTIONS OF THE VOTING TRUST AGREEMENT. THESE SHARES HAVE NOT BEEN DISTRIBUTED AND ARE NOT AVAILABLE FOR TRADING. THE CYPRESS VOTING TRUST IS A SEPARATE ENTITY AND DOES NOT TRADE WITH THE COMMON STOCK OF BEACON CAPITAL PARTNERS. A COMPLETE INFORMATION STATEMENT AND FINAL PROSPECTUS AS WELL AS A REVISED STATEMENT OF HOLDINGS WILL BE DISTRIBUTED TO THE BENEFICIAL INTEREST HOLDERS OF THE CYPRESS VOTING TRUST WITHIN THE NEXT WEEK.


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Certain matters discussed in this announcement may constitute forward-looking statements within the meaning of the Federal securities laws. Although Beacon Capital Partners, Inc. believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include the timing of the actual distribution of the Cypress shares, general economic conditions, the financial condition of the Company and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Beacon Capital Partners, Inc., founded in January 1998, is structured as a real estate investment trust (REIT). The Company is headquartered in Boston and has a regional office in Los Angeles.